EXHIBIT 10.1
Agreement
THIS AGREEMENT made this day, May 3, 2008, as amended May 16, 2008, by and between General Motors Corporation (“GM”) and American Axle & Manufacturing, Inc. (“AAM”).
Whereas AAM is in process of negotiating a collective bargaining agreement with the UAW that has resulted in a protracted strike which has impacted GM operations nationwide.
Whereas AAM has advised GM that it has made significant progress in its negotiations with the UAW and that with the level of GM support set forth in this agreement AAM can reach a timely agreement with the UAW on a new AAM-UAW collective bargaining agreement.
For valuable consideration, the receipt and sufficiency for which is acknowledged, the parties agree as follows:
1.	In support of the transition of the UAW-represented legacy labor at AAM’s original facilities, GM shall pay AAM a total of $175 million in cash for buyouts, early retirements and buydowns as determined by AAM payable as follows:

$15 million on or before August 1, 2008 $100 million on or before October 1, 2008, and $60 million on or before April 1, 2009

2.	The Asset Purchase Agreement, dated February 18, 1994, between GM and AAM (the “APA”) shall be amended as follows:
a.	The first sentence of section 5.5.4 of the APA shall provide that AAM shall have no liability to GM for post-retirement health care and life insurance coverage provided to UAW represented Transitioned Employees pursuant to Section 5.5.2 thereof, which amount is currently valued by the parties to be approximately $40 million.

b.	The second sentence of section 5.5.4 of the APA shall provide that GM will reimburse AAM quarterly with regard to post-retirement health care and life insurance coverage provided to hourly UAW represented Transitioned Employees pursuant to Section 5.5.3 thereof. The quarterly payments for the first, second and third calendar quarters of each year shall be based on estimated amounts provided by AAM with a “true-up” payment for each year to be paid by GM to AAM by June 30 of the succeeding year. GM shall pay all estimated amounts to AAM on or before the last day of such calendar quarter.

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c.	GM will work cooperatively and expeditiously with AAM relative to Article VI of the APA in AAM’s efforts to dispose of Buffalo Gear & Axle and Tonawanda Forge to third parties in an efficient, effective, and timely manner. Such cooperation by GM will not include the waiver or release of any obligations of AAM under Article VI of the APA.
3.	AAM shall make no further request to GM for financial support in connection with the strike called by the International UAW at AAM’s original facilities at 11:59 p.m. on February 25, 2008.

4.	AAM agrees to seek an expedited resolution with the International UAW to the strike called by the International UAW at AAM’s original facilities at 11:59 p.m. on February 25, 2008. GM shall have the right to cancel this agreement if it determines that an agreement with the UAW has not been reached in a timely manner by providing AAM with 3 days advance notice.

5.	This agreement represents the entire agreement between the parties.

GENERAL MOTORS COPORATION		AMERICAN AXLE & MANUFACTURING, INC.

By	/s/ Troy A. Clarke Troy A. Clarke	By	/s/ David C. Dauch David C. Dauch
	President — GM North America		Executive Vice President &
Chief Operating Officer

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